AMENDMENT

TO

DECLARATION OF TRUST

OF

WASATCH FUNDS TRUST

WHEREAS, the DECLARATION OF TRUST (the “Declaration”) of Wasatch Funds Trust, a Massachusetts business trust (the “Trust”) was made as of the 6th day of November, 2009 by the initial Trustee thereunder;

WHEREAS, the Trustees of the Trust, acting pursuant to Section 11.1 of the Declaration, now desire to amend the Declaration;

NOW, THEREFORE, paragraph (b) of Section 4.5 of the Declaration is hereby amended, effective as of this 30th day of December, 2009 to read in its entirety as follows:

(b) Each whole Share shall entitle the holder thereof to one vote as to any matter on which the holder is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees or on any other matter submitted to a vote of the Shareholders. Shares may be voted in person or by proxy. Until Shares of the Trust or any Series or Class are issued, the Trustees may exercise all rights of Shareholders of the Trust or such Series or Class and may take any action required or permitted by law, this Declaration or the By-laws of the Trust to be taken by Shareholders of the Trust, such Series or Class.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this instrument as of this 30th day of December, 2009.

/s/ D. James Croft	/s/ Samuel S. Stewart
D. James Croft, as Trustee	Samuel S. Stewart, as Trustee
150 Social Hall Ave., Fourth Floor Salt Lake City, UT 84111	150 Social Hall Ave., Fourth Floor Salt Lake City, UT 84111

/s/ James U. Jensen	/s/ William R. Swinyard
James U. Jensen, as Trustee	William R. Swinyard, as Trustee
150 Social Hall Ave., Fourth Floor Salt Lake City, UT 84111	150 Social Hall Ave., Fourth Floor Salt Lake City, UT 84111